INTERNATIONAL DISTRIBUTOR AGREEMENT

                            between

                         NeoPath, Inc.

                              and

                       Nikon Corporation



                 Dated as of December 19, 1996

                           CONTENTS

Article 1. Authority of Nikon                             1

     1.1   Appointment                                    1

     1.2   Customer Pricing                               1

     1.3   Exclusivity                                    1

     1.4   Independent Contractor                         2

Article 2. Purchase and Sale of Products                  2

     2.1   Initial Purchase and Sale of QC Systems        2

     2.2   Purchase and Sale of Additional Products       3

     2.3   Upgrade of QC Systems                          3

     2.4   Title                                          3

Article 3. Leasing of Products                            4

     3.1   Orders of Leased Products                      4

     3.2   Cancellation of Orders                         4

     3.3   User Agreements                                4

     3.4   Risk of Loss                                   6

     3.5   Title                                          6

Article 4. Delivery of Products                           6

     4.1   General                                        6

     4.2   Delays in Delivery                             7

     4.3   Transportation Costs                           8

     4.4   Transfers                                      8

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Article 5. Services of Nikon                              8

     5.1   Description                                    8

     5.2   Reports                                       11

     5.3   Qualified Personnel                           12

Article 6. Services and Support by NeoPath               12

     6.1   Dedication of Support Team                    12

     6.2   Technical Training                            12

     6.3   Sales Training                                13

     6.4   Direct Customer Software Support              13

     6.5   Product Improvements, Etc.                    13

     6.6   Marketing and Service Materials               14

Article 7. Pricing and Payment                           14

     7.1   Products Purchased by Nikon                   14

     7.2   Products Leased by Nikon                      14

     7.3   Services and Support by NeoPath               15

     7.4   Payment                                       15

     7.5   Late Payment                                  15

     7.6   Taxes                                         15

     7.7   Modifications for Increased Supplier
           Costs                                         16

     7.8   Additional Price Modifications                16

Article 8. Product Warranty, Liability and
           Indemnity                                     17

     8.1   Limited Warranty and Remedy                   17

     8.2   Product Liability Indemnification             18

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     8.3   Infringement Indemnification                  19

     8.4   Disclaimer and Release                        21

Article 9. Protection of Proprietary Rights              21

     9.1   Reservation                                   21

     9.2   Software                                      21

     9.3   Securing Rights in the Territories            22

     9.4   Product Markings                              22

     9.5   Trademarks, Etc.                              22

     9.6   Third Party Infringement                      22

     9.7   Third-Party Claims Against the Products       23

     9.8   Nikon Improvements                            23

     9.9   Protection of Confidential Information        24

Article 10.Additional Responsibilities of Nikon          24

     10.1  Territorial Restriction                       24

     10.2  Taxes, Withholding, Etc. in Japan or Any
           Other Territory                               25

     10.3  Noncompete                                    25

     10.4  Authorized Use of NeoPath Systems and
           NeoPath Technology                            25

     10.5  Indemnification                               25

     10.6  No Unauthorized Representations or
           Warranties                                    26

     10.7  Compliance with Laws                          26

     10.8  No Government Representation                  27

     10.9  No Conflict of Interest                       27

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Article 11.Limitations of Liability                      27

     11.1  Force Majeure                                 27

     11.2  Limitation of Consequential Damages           27

     11.3  Additional Limitations of NeoPath's
           Liability                                     28

Article 12.Term and Termination                          28

     12.1  Term                                          28

     12.2  Termination After Five Years                  28

     12.3  Termination for Failure to Meet [*] of
           Quota for Japan                               29

     12.4  Partial Termination for Failure to Meet
           [*] of Quota for any Other Territory          29

     12.5  Termination for Material Breach or
           Default                                       29

     12.6  Termination for Act of Insolvency             30

     12.7  Effect of Termination                         30

Article 13.Resolution of Disputes                        31

     13.1  General                                       31

     13.2  Unassisted Settlement                         31

     13.3  Arbitration                                   32

Article 14.Miscellaneous                                 33

     14.1  Notices                                       33

     14.2  Assignment                                    33

     14.3  Nonwaiver                                     34

     14.4  Severability                                  34

     14.5  Applicable Law                                34

[*] Confidential treatment requested
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     14.6  Entire Agreement                              35

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


                         NEOPATH, INC.

              INTERNATIONAL DISTRIBUTOR AGREEMENT


     This Agreement, dated as of December 19, 1996, is made and entered into by and between: NeoPath, Inc., a corporation duly organized and existing under the laws of the State of Washington, U.S.A. ("NeoPath"); and Nikon Corporation, a corporation duly organized and existing under the laws of Japan ("Nikon"). The definitions of certain terms used in this Agreement are set forth in the attached Schedule No. 1 which is incorporated herein by this reference.

Article 1.  Authority of Nikon

     1.1    Appointment

     NeoPath hereby appoints Nikon, and Nikon hereby accepts NeoPath's appointment, as an authorized distributor of Products in the Territories during the Term, all subject to and in accordance with the provisions of this Agreement.

     1.2    Customer Pricing

     The prices, payment terms and similar provisions applicable to amounts payable by the Customer to Nikon for any Products or related services made available to the Customer through Nikon will be established by Nikon in its sole discretion and are not subject to any review, approval or other action by NeoPath. Any prices, payment terms or similar provisions recommended by NeoPath are provided solely for Nikon's information.

     1.3    Exclusivity

     So long as the number of NeoPath Systems distributed in any Territory by Nikon under this Agreement equals or exceeds the Quotas for such Territory, then NeoPath will not appoint any Third Party to, and will not by itself, promote, market or distribute NeoPath Systems in such Territory during the Term other than in connection with this Agreement. The foregoing will not be interpreted or construed to prohibit or restrict NeoPath's activities, acting in coordination with Nikon, to facilitate Nikon's efforts to promote, market and distribute Products under this Agreement (including, without limitation, providing technical support, conducting market surveys and contacting Customers or potential Customers in the Territories). If the number of NeoPath Systems distributed in any Territory by Nikon under this Agreement in any

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Year after 1996 does not equal or exceed the applicable Quota for such
Year, then NeoPath may terminate Nikon's exclusivity as to such Territory (without terminating the Term) by giving Nikon written notice of such termination specifying the affected
Territory within ninety (90) days after the end of the Year in which distributions did not equal or exceed the applicable
Quota. Unless otherwise agreed upon by the Parties in writing, any such termination will be effective immediately upon Nikon's receipt of NeoPath's notice of the termination.

     1.4    Independent Contractor

     Nikon is an independent contractor, not an agent, franchisee, or representative of NeoPath. Except as otherwise specifically provided for in this Agreement or any applicable Schedule, Nikon will perform all of the Services and its other obligations under this Agreement at its own expense. Nikon is not authorized to, and will not attempt to, create or assume any obligation or liability, express or implied, in the name or otherwise on behalf of NeoPath. Without limiting the generality of the foregoing, Nikon will not enter into any contract, agreement or other commitment, make any warranty or guarantee, or incur any obligation or liability in the name or otherwise on behalf of NeoPath.

Article 2.  Purchase and Sale of Products

     2.1    Initial Purchase and Sale of QC Systems

     Upon execution of this Agreement, Nikon will purchase from NeoPath, and NeoPath will sell to Nikon, [*] QC
Systems for a purchase price of [*]
each. Nikon acknowledges receipt of two (2) of the [*] QC Systems being purchased under this paragraph. NeoPath acknowledges receipt of the purchase price for one of the QC Systems already delivered to Nikon (i.e., as an advance under a letter agreement between the Parties, dated June 11,
1996). Nikon will pay NeoPath for the other QC System already delivered to Nikon within forty-five (45) days after execution of this Agreement. NeoPath will deliver the [*] additional QC Systems to be purchased under this paragraph within [*] days after the date this Agreement is signed by both Parties. Nikon will pay NeoPath the purchase price for each of the [*] additional QC Systems to be purchased under this paragraph on or before the later of [*] or forty-five (45) days after delivery of the applicable QC System and receipt of NeoPath's invoice for purchase price of the same.

[*] Confidential treatment requested
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     2.2    Purchase and Sale of Additional Products

     Nikon will complete, sign and submit to NeoPath a written order for any additional Products that Nikon desires to purchase from NeoPath under this Agreement. NeoPath will sell and deliver to Nikon, and Nikon will purchase, accept delivery of and pay for in accordance with paragraph 7.1, any additional Products shipped or otherwise delivered by NeoPath pursuant to orders submitted to and accepted by NeoPath pursuant to this paragraph. Unless otherwise agreed by NeoPath, Nikon will submit any order under this paragraph at least one hundred twenty (120) days prior to the date upon which Nikon desires delivery of the Product which Nikon desires to purchase pursuant to the order. Each of Nikon's orders will be in a form acceptable to NeoPath and will specify the quantity of each type of Product ordered, the applicable purchase prices, and shipping instructions (e.g., requested carrier, shipping date, shipping destination and insurance). Each of Nikon's orders under this paragraph will be subject to acceptance by NeoPath. Promptly after receipt of any order from Nikon, NeoPath will notify Nikon of its acceptance or rejection thereof and, if rejected, the reasons for the rejection.

     2.3    Upgrade of QC Systems

     Upon Nikon's request and in no event later than the second anniversary of the date of this Agreement, NeoPath will upgrade each of the [*] QC Systems purchased by Nikon pursuant to paragraphs 2.1 to Screener Systems for [*] each. Unless otherwise agreed by the Parties, Nikon will pay for each upgrade within forty-five (45) days after completion of the upgrade and receipt of NeoPath's invoice for the same. Unless and until upgraded in accordance with this paragraph, Nikon will not use or permit the use of any QC System as a Screener System.

     2.4    Title

     Title to Products purchased by Nikon under this Article 2 will pass to Nikon upon the later of:

          (a)  NeoPath's delivery of the applicable Product;
     or

          (b) NeoPath's receipt of full payment of the purchase price for the applicable Product.

[*] Confidential treatment requested
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Article 3.  Leasing of Products

     3.1    Orders of Leased Products

     Nikon will complete, sign and submit to NeoPath a written order for any Products that Nikon desires to lease from NeoPath under this Agreement. NeoPath will lease and deliver to Nikon, and Nikon will lease, accept delivery of and pay for in accordance with paragraph 7.2, any Product shipped or otherwise delivered by NeoPath pursuant to orders submitted to and accepted by NeoPath pursuant to this paragraph. Unless otherwise agreed by NeoPath, Nikon will submit any order under this paragraph at least one hundred twenty (120) days prior to the date upon which Nikon desires delivery of the Product which Nikon desires to lease pursuant to the order. Each of Nikon's orders will be in a form acceptable to NeoPath and will specify the Product ordered, the applicable lease payments, the applicable Lease Term, the location at which the Product is to be installed and operated throughout the Lease Term, the name, address and telephone number of the Customer to which the Product is to be subleased or rented by Nikon, and shipping instructions (e.g., requested carrier, shipping date, shipping destination and insurance). Each of Nikon's orders under this paragraph will be subject to acceptance by NeoPath. Promptly after receipt of any order from Nikon, NeoPath will notify Nikon of its acceptance or rejection thereof and, if rejected, the reasons for the rejection.

     3.2    Cancellation of Orders

     If the Customer cancels its order to Nikon for any Product ordered by Nikon under this Article 3, then Nikon may cancel its order to NeoPath for such Product, provided that Nikon gives NeoPath written notice of such cancellation at least sixty (60) days prior to the delivery date specified in the applicable order from Nikon to NeoPath.

     3.3    User Agreements

     Unless otherwise agreed by the Parties, each User Agreement will conform, in form and content, substantially to the form of User Agreement attached to this Agreement or such other form of User Agreement as may be agreed upon by the Parties after the date of this Agreement. Unless otherwise agreed by NeoPath, each User Agreement will require the Customer to:

          (a) use the Product only for the purposes specified in and otherwise in strict accordance with the applicable specifications, instructions, manuals and other documentation which are provided by, or which conform to the documentation provided by, NeoPath;

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          (b)  keep the Product in the Customer's sole
     possession and control throughout the Lease Term at the location specified in Nikon's order, provided that the Customer may move the Product to another location in the Territory upon the prior written consent of Nikon and notice to NeoPath;

          (c) provide Nikon and NeoPath access to the Product during the Customer's normal business hours for installation, inspection, testing, maintenance, repair or removal (i.e., at the end of the applicable Lease Term) of the Product and other reasonable purposes;

          (d) not make any alterations or modifications to any Product without the prior written consent of Nikon and NeoPath;

          (e) not disassemble, decompile or reverse engineer any Product, any part or component of any Product or any software included in any Product;

          (f) obtain maintenance and repairs for the Product as recommended in the applicable specifications, instructions, manuals and other documentation provided by, or conforming to the documentation provided by, NeoPath;

          (g) not authorize anyone other than the Customer's personnel and other personnel authorized or approved by Nikon or NeoPath to install, operate, maintain, repair or service the Product;

          (h) acknowledge NeoPath's ownership of the Product and related proprietary rights, as between Customer and NeoPath;

          (i) acknowledge that NeoPath has not made any representation or warranty to the Customer and that the Customer will look solely to Nikon with respect to any representation or warranty made with respect to the Product;

          (j) not remove, obscure or alter any label, decal, plate, plaque, tag or other notice of NeoPath's ownership of the Product and related proprietary rights;

          (k) keep the Product free and clear of all security interests, mortgages, deed of trust, liens, encumbrances and other claims arising by or through Customer;

          (l) protect the Product from casualty, damage, theft and loss throughout the Lease Term; and

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          (m)  surrender and deliver the Product to Nikon or
     NeoPath at the end of the Lease Term in good operating condition and state of repair, subject to ordinary wear and tear.

     3.4    Risk of Loss

     At the end of the applicable Lease Term, Nikon will surrender and deliver any Product leased under this Article 3 as directed by NeoPath and in good operating condition and state of repair, subject to ordinary wear and tear. Nikon assumes and will bear all risk of casualty, damage, theft or loss with respect to any such Product from delivery by NeoPath under this Agreement until such Product is returned to NeoPath or its designee after the end of the Lease Term. Nikon will immediately notify NeoPath of any such casualty, damage, theft or loss and bear the cost to repair or replace any such Product. Nikon will secure and maintain, or cause the Customer to secure and maintain, "all risk" or equivalent insurance, in an amount not less than full replacement value, covering any casualty, damage, theft or loss of any such Product. All such insurance will name NeoPath as an additional insured. Nikon will deliver to NeoPath such certificates of insurance and other evidence of such insurance (such as copies of the applicable insurance policies) as NeoPath may reasonably request.

     3.5    Title

     NeoPath reserves ownership of any Product leased to Nikon under this Article 3 and related proprietary rights. Nikon will not remove, obscure or alter any label, decal, plate, plaque, tag or other notice of NeoPath's ownership of the Product or related proprietary rights. Nikon will keep the Product free and clear of all security interests, mortgages, deeds of trust, liens, encumbrances, and other claims arising by or through Nikon. Nikon will take such additional action (including, but not limited to, the execution, acknowledgment, delivery, filing or recording of separate documents) as NeoPath may reasonably request to effect, perfect or evidence NeoPath's ownership of any Product leased to Nikon under this
Article 3, the lease of such Product under this Article 3 or NeoPath's assignment or other transfer of its interests in such Product or lease (e.g., for financing purposes), in each case at NeoPath's expense.

Article 4.  Delivery of Products

     4.1    General

     NeoPath will deliver Products in accordance with orders submitted by Nikon and accepted by NeoPath pursuant to
Article 2 or 3 of this Agreement.  All orders

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submitted by Nikon under this Agreement are subject to acceptance by
NeoPath in writing within thirty (30) days after receipt of the applicable order. NeoPath may accept any order in whole or in part. Except as otherwise provided in paragraphs 4.2.3 and 4.2.4, the Parties may not modify, rescind or cancel any accepted order, in whole or in part, without mutual written consent.

     4.2    Delays in Delivery

          4.2.1 NeoPath will promptly notify Nikon of any delay in delivery, the anticipated duration of the delay and any required change in the delivery date.

          4.2.2 If NeoPath does not deliver a Product subject to a Government Order on or prior to the delivery date specified in the applicable order submitted by Nikon and accepted by NeoPath under this Agreement, as such date may be adjusted pursuant to paragraph 11.1, then NeoPath will reimburse Nikon, promptly upon Nikon's request, for any penalty for late delivery actually paid by Nikon to the Customer as a requirement of the Government Order, provided that the nature of the order as a Government Order and the requirement and amount of the penalty for late delivery is disclosed in the order submitted by Nikon to NeoPath for the applicable Product.

          4.2.3. If (i) NeoPath does not deliver a Product prior to the expiration of thirty (30) days after the delivery date specified in the applicable order submitted by Nikon and accepted by NeoPath under this Agreement, as such date may be adjusted pursuant to paragraph 11.1, and (ii) the Customer cancels its order to Nikon for such Product as a result of NeoPath's delay in delivery, then Nikon may (in addition to any remedies under paragraph 4.2.2) cancel the order as to such Product by giving NeoPath written notice of such cancellation, provided that:

          (a) the Customer's right to cancel its order to Nikon on account of any such delay is disclosed in the order submitted by Nikon to NeoPath for the applicable
     Product; and

          (b) Nikon gives NeoPath written notice of such cancellation prior to Nikon's receipt of a copy of the applicable airway bill, bill of lading or other evidence of shipment of the applicable Product.

          4.2.4 If NeoPath does not deliver a Product prior to the expiration of sixty (60) days after the delivery date specified in the applicable order submitted by Nikon and accepted by NeoPath under this Agreement, as such date may be adjusted pursuant to paragraph 11.1, then Nikon may (in addition to any remedies under paragraph 4.2.2 or 4.2.3) cancel the order as to such Product, in its discretion, by

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giving NeoPath written notice of such cancellation prior to
Nikon's receipt of a copy of the applicable airway bill, bill of lading or other evidence of shipment of the applicable
Product.

     4.3    Transportation Costs

     Unless otherwise agreed by the Parties (e.g., in the applicable order), NeoPath will deliver all Products under this Agreement FOB carrier at Seattle-Tacoma International Airport (SeaTac) or the Port of Seattle, whichever is specified in the applicable order. Nikon will be responsible for all transportation costs from the FOB point (including, but not limited to, shipping charges, premiums for freight insurance, inspection fees, customs, duties, import or export fees, assessments, and all other costs incurred in transporting the Products to the shipping destination). Nikon will promptly reimburse NeoPath for any such costs paid by NeoPath. Nikon will be responsible for any claims against the carrier arising from or relating to shipment after delivery by NeoPath the FOB point.

     4.4    Transfers

     Nikon will not, and will not permit any Customer to, ship or otherwise transfer any Product to a location outside the country to which the Product is shipped by NeoPath. If Nikon or any Customer transfers any Product to a location other than the location to which it is shipped by NeoPath, Nikon will give NeoPath a minimum of five days advance written notice thereof (including the date of the transfer, the address and telephone number of the new location and the name, address and telephone number of the individual under whose direction the Product is used at such location).

Article 5.  Services of Nikon

     5.1    Description

     The Parties will consult and cooperate in connection with the development and implementation of periodic plans for the promotion, marketing, distribution, maintenance, repair and servicing of NeoPath Systems in the Territories during the Term. Each Party will use its best efforts to carry out and fulfill its responsibilities under such plans. Without limitation of the foregoing, Nikon will perform the following Services for the promotion, marketing and distribution of Products for use in the Territories:

          5.1.1 Nikon will secure and maintain any and all registrations, permits, licenses, approvals, certificates and other governmental actions required to import, promote, market, distribute and use Products in any Territory under applicable law.

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Unless otherwise directed by NeoPath, Nikon
will provide to NeoPath copies of all registrations, permits, licenses, approvals, certificates, correspondence and other documentation related to any such action. Further, unless otherwise agreed by NeoPath or required by applicable law, Nikon will use its best efforts to provide NeoPath with a copy of any application or other documents to be filed by Nikon with any governmental authority with respect to any Product at least ten (10) days prior to filing by Nikon (e.g., so as to give NeoPath a reasonable opportunity to review and comment upon such documentation prior to filing). Unless otherwise required by applicable law, Nikon may apply for, obtain and hold any such registration, permit, license, approval, certificate or other governmental action in Nikon's own name during the Term. If and to the extent permitted by applicable law, NeoPath may, at its option, apply for, obtain and hold, in its own name, a parallel, back-up, contingent or duplicate of any registration, permit, license, approval, certificate or other governmental action obtained or held in Nikon's name. Unless otherwise agreed by Nikon or required by applicable law, NeoPath will use its best efforts to provide Nikon with a copy of any application or other documents to be filed with any governmental authority in the Territory with respect to any Product at least ten (10) days prior to filing of NeoPath (e.g., so as to give Nikon a reasonable opportunity to review and comment upon such documentation prior to filing). Without limitation of the foregoing, Nikon will have the primary responsibility for completing any field tests and clinical trials required for any registration, permit, license, certification or other governmental action to be applied for, obtained or held by Nikon or NeoPath in connection with the importation, promotion, marketing, distribution or use of any Product in any Territory.

          5.1.2 During the testing or performance evaluation of any Product or any addition, improvement or modification to any Product, Nikon will use its best efforts to collect and transmit to NeoPath in a timely manner such information and data from any laboratories or others located in any Territory that may be involved in such test and evaluation as NeoPath may reasonably request.

          5.1.3 Nikon will use its best efforts to actively promote and market Products throughout the Territories.
Without limiting the generality of the foregoing:

          (a)  Nikon will conduct regular promotional,
     advertising and other marketing efforts in each Territory for the Products;

          (b) Nikon will participate in and promote Products at local and regional trade shows, conventions and other like events in each Territory; and

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          (c)  Nikon will respond promptly to leads or
     referrals furnished by NeoPath.

          5.1.4 Nikon will assist NeoPath in the translation of any promotional literature, marketing materials, manuals and other Product documentation into the language(s) used in any Territory. Unless otherwise agreed by the Parties, NeoPath will own the copyright and any other intellectual property rights in any such translation. Nikon will make available to potential Customers promotional literature, data, information and other items furnished or approved by NeoPath to assist Nikon's promotion, marketing and sale of Products. In addition, Nikon will develop its own promotional and marketing materials for the Products based upon data and information obtained through Nikon's promotional and marketing activities in the Territories. Nikon will furnish copies of such promotional and marketing materials, together with the data and information upon which they are based, upon NeoPath's request and will not distribute any such materials, data or information to any Customer, potential Customer or other Third Party unless and until approved by NeoPath, which approval will not be unreasonably withheld or delayed. NeoPath will approve or otherwise respond to any promotional or marketing materials submitted by Nikon for approval under this paragraph within seven (7) days after receipt by NeoPath. Nikon will not use or distribute any other promotional or marketing materials for the Products without the prior written approval of NeoPath.

          5.1.5 Nikon will maintain a staff of competent sales personnel. Nikon will ensure that such personnel are thoroughly familiar with the specifications, functions and features of the Products. Nikon will require such staff to study the Product materials furnished by NeoPath to Nikon and to participate in Product training programs offered by Nikon, NeoPath or others.

          5.1.6 Nikon will keep and maintain complete and accurate records of each sale or other distribution of any Product sold or distributed by Nikon (e.g., showing the date of sale, name and address of the Customer and the Product serial number). Nikon will provide NeoPath with such summaries, reports and copies of such records as NeoPath may reasonably request.

          5.1.7 Nikon will cooperate and coordinate with NeoPath and Customers with regard to the training of Customers and potential Customers in the use and operation of Products in any Territory. Without limitation of the foregoing, Nikon will provide appropriate training for all Customers in any Territory.

          5.1.8 Nikon will cooperate and coordinate with NeoPath and Customers in connection with the maintenance, repair and servicing of Products in the Territory.

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Without limitation of the foregoing, Nikon will provide for the effective and efficient maintenance, repair and servicing of Products (both in and out of warranty) in the Territories throughout the Term and the fulfillment and satisfaction of all warranties made by Nikon to Customers with respect to any Product distributed by Nikon under this Agreement.

          5.1.9 Nikon will investigate and report to NeoPath all complaints received by Nikon with regard to any Product (including, but not limited to, warranty claims). Nikon will give immediate attention to and will use its best efforts to promptly, courteously and equitably respond to, adjust and settle all complaints received by Nikon from any Customer, potential Customer or anyone else arising out of or in connection with Nikon's distribution of any Product or the performance of any Services. Nikon will promptly notify NeoPath of all such complaints and any action taken (or to be taken) in connection therewith. In handling any complaints, Nikon will use its best efforts to maintain and promote good public relations for NeoPath.

          5.1.10 Nikon will use its best efforts to promptly notify NeoPath of any inquiry (e.g., other than a purchase order or potential purchase order) received by Nikon from the public, any governmental authority, any trade association or any news media, publication or reporter concerning any Product or NeoPath and of Nikon's response to any such inquiry.

          5.1.11 Nikon will cooperate and assist NeoPath in executing any recall of any Product in any Territory and will initiate and keep all records requested by NeoPath with respect to any recall.

          5.1.12  Nikon will conduct its business and
activities in such a manner so as to promote a good image and public relations for the Products and NeoPath. Without limiting the generality of the foregoing, Nikon will not:

          (a)  engage in any unfair or deceptive trade
     practice involving any Product; or

          (b) make any false, misleading or disparaging representations or statements with regard to any Product or NeoPath.

     5.2    Reports

     Promptly after the commencement of each Quarter, Nikon will provide NeoPath with a report which summarizes the Services performed by Nikon under section 5.1 during the previous Quarter, the Services performed or planned by Nikon under section 4.1 for the current and subsequent Quarters and a forecast of orders

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under Articles 2 and 3 for Products to be
delivered in each of the next twelve (12) months. Such forecast of orders for the Products for the current and subsequent Quarters will be deemed to be confirmed firm orders by Nikon. The forecast for the third and fourth Quarters as specified in the report will be deemed to be estimated numbers and will not be deemed to be firm orders. The reports will be in such form and detail as specified by NeoPath. Nikon will promptly furnish NeoPath such additional information regarding the Services and the distribution of Products under this Agreement as NeoPath may reasonably request.

     5.3    Qualified Personnel

     Nikon will ensure that all persons performing Services are properly qualified and experienced to perform the same.

Article 6.  Services and Support by NeoPath

     6.1    Dedication of Support Team

     Within ninety (90) days after the execution of this Agreement, NeoPath will dedicate a team of employees at its facilities in King County, Washington, U.S.A., to provide technical, engineering and clinical support to Nikon for the Territory. Throughout the Term, NeoPath's dedicated support team will provide to Nikon consultation, technical assistance and other support for Products distributed by Nikon under this Agreement. Without limitation of the foregoing, NeoPath will:

          (a) maintain a telephone number for Nikon to call for support services;

          (b) provide remote support services between 8:00 a.m. and 5:00 p.m. Pacific Time U.S.A., Monday through
     Friday, excluding holidays, with pager back-up during other hours; and

          (c) provide emergency support services on an "as needed" basis in any Territory, provided that Nikon pays or reimburses any expenses incurred to provide such services (including, without limitation, travel, lodging and meal expenses).

     6.2    Technical Training

     During the Term, NeoPath will make available to Nikon such training with respect to the maintenance, repair and support of Products as it makes generally available to its international distributors. Such training will be made available at

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NeoPath's facilities in Redmond, Washington,
U.S.A. or another location designated by NeoPath. Nikon will bear any expense incurred for its employees or other representatives to participate in such training (including, but not limited to, travel, lodging and meal expenses).

     6.3    Sales Training

     During the Term, NeoPath will make available to Nikon such training with regard to the use, promotion, sales and marketing of Products as it generally makes available to its international distributors. Such training will be made available at NeoPath's facilities in Redmond, Washington, U.S.A., or another location designated by NeoPath. Nikon will bear any expense incurred for its employees or other representatives to participate in such training (including, without limitation, travel, lodging and meal expenses).

     6.4    Direct Customer Software Support

     Upon Nikon's request, NeoPath will provide remote Software support directly to Customers in the Territory; provided that the Customer provides a telecommunication line for remote access by NeoPath. Such support will include:

          (a) diagnosis, troubleshooting and consultation regarding any failure of the Software to operate substantially in accordance with NeoPath's published specifications;

          (b) correction of bugs, errors and defects in the Software;

          (c) making updates and upgrades available to the Customers; and

          (d) such other support as may be specified in any applicable Schedule.

NeoPath will promptly notify Nikon of any remote access by NeoPath showing the date of such access, the name and address of the Customer, and NeoPath's action taken in connection therewith. Nikon will require each Customer to provide a telecommunication line for remote access by Nikon and NeoPath for the provision of Software support and monitoring of the applicable NeoPath System.

     6.5    Product Improvements, Etc.

     NeoPath will promptly disclose to Nikon any improvements, enhancements or other changes to any Products offered by NeoPath during the Term to its other customers and distributors. NeoPath will provide such technical and other

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information relating to any such improvement, enhancement or change as Nikon may reasonably request for its review and evaluation of the improvement, enhancement or change. Upon Nikon's request, NeoPath will negotiate in good faith for the addition of such improvement, enhancement or change to the Products subject to this Agreement (including any modification to the pricing schedules applicable to such Products). This paragraph will not be interpreted or construed to require NeoPath to disclose or make available to Nikon any improvement, enhancement, change or information, if and to the extent the same would violate any duty or obligation owing by NeoPath to any Third Party (e.g., with respect to any custom improvement, enhancement or change made by NeoPath for a specific customer or distributor). Further, this paragraph will not be interpreted or construed to require NeoPath to disclose or make available to Nikon any improvement, enhancement or change which does not apply to the use of NeoPath Systems for the review, analysis or categorization of cervical Pap smear slides.

     6.6    Marketing and Service Materials

     NeoPath will, at Nikon's request from time to time, make available to Nikon, [*], reasonable quantities of such promotional literature for the marketing of Products (including pamphlets, leaflets, catalogues, brochures, and the like) as NeoPath may from time to time make available to its other distributors in the United States or other territories or use in its own direct marketing of the Products from time to time. NeoPath shall also provide Nikon, [*], with such service manuals, parts lists and other service-related information as NeoPath may from time to time provide to its other distributors in the United States or other territories or use in its own direct maintenance of the Products from time to time.

Article 7.  Pricing and Payment

     7.1    Products Purchased by Nikon

     Unless otherwise agreed upon by the Parties (e.g., in the applicable order), the purchase price payable by Nikon to NeoPath for any Product purchased by Nikon pursuant to
Article 2 will be determined in accordance with the attached
Schedule No. 2, as the same may be modified pursuant to paragraph 6.5 or 7.7.

     7.2    Products Leased by Nikon

     Unless otherwise agreed upon by the Parties (e.g., in the applicable order), the lease payments and other compensation payable by Nikon to NeoPath for any Product leased by Nikon pursuant to Article 3 will be determined in accordance with the

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
attached Schedule No. 3, as the same may be modified pursuant to paragraph 6.5 or 7.7.

     7.3    Services and Support by NeoPath

     Unless otherwise agreed upon by the Parties, the fees, charges and other compensation payable by Nikon to NeoPath for any services or support provided by NeoPath pursuant to
Article 6 will be determined in accordance with the attached
Schedule No. 4, as the same may be modified pursuant to paragraph 6.5 or 7.7.

     7.4    Payment

     NeoPath will issue invoices for all amounts payable under this Agreement upon or subsequent to shipment of the Products subject to the applicable invoice. Nikon will pay each of NeoPath's invoice within forty-five (45) days after receipt of the invoice and a copy of any applicable airway bill, bill of lading or other evidence of shipment. NeoPath may accept any check or payment in any amount less than the full amount invoiced without prejudice to NeoPath's right to recover the balance of any amount properly due and payable or to pursue any other right or remedy. No endorsement or statement on any check or payment or in any letter accompanying any check or payment or elsewhere will be construed as an accord or satisfaction. Unless otherwise specified, all prices, fees, charges and other amounts specified in this Agreement or any Schedule are denominated in United States dollars. Nikon will pay all prices, fees, charges and other amounts payable to NeoPath under this Agreement in currency of the United States, at NeoPath's principal place of business in King County, Washington, U.S.A., or such other location as may be designated by NeoPath, without withholding, deduction, offset or setoff.

     7.5    Late Payment

     Any amount not paid by Nikon when due under this Agreement will be subject to a finance charge equal to 1.5% per month or the highest rate allowable by applicable usury law, whichever is less, determined and compounded daily from the date due until the date paid. Further, Nikon will reimburse any costs or expenses (including, but not limited to, reasonable attorneys' fees) paid by NeoPath to collect any amount which is not paid when due.

     7.6    Taxes

     The prices, fees, charges and other amounts specified in this Agreement or any Schedule do not include any sales, use or similar taxes. [*] all taxes or other amounts payable to governmental authorities in

[*] Confidential treatment requested
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
connection with the applicable transactions [*] with an exemption certificate [*].

     7.7    Modifications for Increased Supplier Costs

     In the event of any increase in NeoPath's costs to acquire any components, parts or materials from any Third Party for incorporation into any Product, then NeoPath may modify the price or other compensation for any Product, services or support set forth in any of the Schedules referred to in paragraph 7.1, 7.2 or 7.3 to reflect such increase as of the commencement of any Year by giving Nikon written notice of the modification; provided, however, that:

          (a) no modification under this paragraph will be effective prior to the later of January 1, 1998 or the expiration of ninety (90) days after NeoPath gives Nikon written notice of the modification; and

          (b) no modification under this paragraph will apply to any Products, services or other items subject to an order submitted by Nikon and accepted by NeoPath prior to the effective date of the modification.

     7.8    Additional Price Modifications

     In addition to the modifications described in paragraph 7.7, NeoPath may modify the price, or other compensation for any Product, services or support set forth in any of the Schedules referred to in paragraph 7.1, 7.2 or 7.3 as of the commencement of any Year by giving Nikon written notice of the modification at least ninety (90) days prior to the commencement of such Year; provided, however, that:

          (a) no modification under this paragraph prior to the fifth (5th) anniversary of the date of this Agreement will increase the price of any Product, service or other item by a percentage more than [*] the percentage increase in the CPI; and

          (b) no modification under this paragraph will apply to any Products, services or other items subject to an order submitted by Nikon and accepted by NeoPath prior to the effective date of this modification.

[*] Confidential treatment requested
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Article 8.  Product Warranty, Liability and Indemnity

     8.1    Limited Warranty and Remedy

          8.1.1  Subject to the limitations set forth in
paragraph 8.1.2, NeoPath warrants that, during the Warranty
Period, each Product will:

          (a) be free from material defects in materials and workmanship;

          (b) comply in all material respects with applicable specifications, instructions, manuals and other documentation provided by NeoPath; and

          (c) operate in all material respects in accordance with applicable specifications, instructions, manuals and other documentation provided by NeoPath.

          8.1.2 The warranty set forth in paragraph 8.1.1 will not apply to any Product that:

          (a) has not been operated, maintained and repaired in accordance with applicable specifications, instructions, manuals and other documentation provided by NeoPath;

          (b) has been maintained or repaired by unauthorized personnel; or

          (c) has been modified, altered, misused, abused, damaged or subjected to operation for which it was not intended.

Further, the warranty does not apply to expendable items such as lamps or external tubing.

          8.1.3 NeoPath will use commercially reasonable efforts to correct any failure of any Product to comply with the warranty set forth in paragraph 8.1.1 (e.g., by modification or repair of the noncomplying Product); provided that Nikon gives NeoPath written notice of the noncompliance prior to the end of the applicable Warranty Period. If Nikon gives NeoPath notice of any such noncompliance in accordance with the foregoing and NeoPath fails, notwithstanding its reasonable efforts, to fully correct the noncompliance within a reasonable period of time after receipt of such notice, then Nikon may return the Product and elect to either (i) receive a full refund of any amount paid by Nikon for the Product or
(ii) require NeoPath to promptly deliver a replacement Product, in either case without cost to Nikon.

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
     8.2    Product Liability Indemnification

          8.2.1 NeoPath will defend and indemnify Nikon from and against any claim of any Third Party (including, without limitation, any Customer) arising out of bodily injury (including death) or property damage to the extent caused by any defect in the design or manufacture of any Product (including, without limitation, any such claim resulting from an incorrect diagnosis - e.g., an incorrect false negative diagnosis - generated by a NeoPath System when utilized in accordance with the applicable specifications, instructions, manuals and other documentation provided by NeoPath), provided that Nikon: gives NeoPath written notice of the claim with sufficient promptness to avoid any adverse effect on NeoPath's ability to defend the claim; allows NeoPath to assume control of the defense and settlement of the claim; reasonably assists and cooperates with NeoPath in connection with the defense and settlement of the claim at NeoPath's expense; and does not settle the claim without NeoPath's prior written consent.
This paragraph will not apply to any claim arising out of:

         (a)   the negligence of Nikon or any Third Party
     (including, without limitation, any Customer);

         (b) any failure to operate or otherwise use the applicable Product in accordance with the applicable specifications, instructions, manuals and other documentation provided by NeoPath; or

         (c) any representation or warranty made by Nikon or any employee, agent or other representative (e.g., any sales representative, service representative, dealer or distributor) of Nikon with respect to any Product, which representation or warranty is not within the scope of NeoPath's warranties set forth in paragraph 8.1.1 or otherwise specifically set forth in any applicable documentation, promotional literature and other materials published by NeoPath or incorporated from such materials.

NeoPath will maintain appropriate insurance covering its obligations under this paragraph, so long as such insurance is available on commercially reasonable terms.

          8.2.2 Notwithstanding paragraph 8.2.1, the Parties acknowledge that it is customary in Japan to respond promptly to claims arising out of bodily injury and that a reasonable settlement is generally desirable in order to avoid lengthy litigation and adverse publicity. Accordingly, in the event of any claim against NeoPath and/or Nikon arising out of any bodily injury in Japan resulting from any defect or failure in any NeoPath System, then Nikon may, after notice to NeoPath and unless otherwise directed by NeoPath, make initial contacts with the claimant and/or the claimant's

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representatives and offer and make a reasonable settlement of the claim, provided that, unless otherwise approved by NeoPath in writing:

          (a)  the settlement does not admit any defect
     (operational, design or otherwise) or failure in the NeoPath System;

          (b) the cost to NeoPath of the settlement does not exceed the lesser of [*] or [*] of the total cost of the settlement;

          (c) the aggregate costs to NeoPath of all such settlements during any period of four (4) consecutive
     Quarters do not exceed [*]; and

          (d) such settlements will be subject to such additional procedures, terms and conditions as NeoPath may specify in order to comply with its applicable insurance policies.

     8.3    Infringement Indemnification

          8.3.1 NeoPath will defend and indemnify Nikon against any claim of any Third Party (including, without limitation, any Customer) arising out of any infringement by the Product of any patent, copyright, trademark, trade secret or other intellectual property right arising under the laws of the United States, Japan or any other country in which NeoPath has been granted a patent on the Product, provided that Nikon: gives NeoPath written notice of the claim with sufficient promptness to avoid any adverse effect on NeoPath's ability to defend the claim; allows NeoPath to assume control of the defense and settlement of the claim; reasonably assists and cooperates with NeoPath in connection with the defense and settlement of the claim at NeoPath's expense; complies with any court order or settlement made in connection with the claim (e.g., as to future use of any infringing Product); and does not settle the claim without NeoPath's prior written consent.

          8.3.2 If it is finally determined that any Product infringes any such patent, copyright, trademark, trade secret or other intellectual property right of any Third Party or if an injunction is issued that prohibits the ongoing use of a Product, in whole or in part, then NeoPath will use commercially reasonable efforts to either:

          (a)  obtain a license or other right for the
     Customer to continue to use the infringing Product;

[*] Confidential treatment requested
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
          (b) modify the infringing Product so that it no longer infringes, without a reduction in functionality;
     or

          (c) replace the infringing Product with a non-infringing Product, without a reduction in functionality.

For purposes of the foregoing, the existence of any reduction in functionality will be determined by the Parties based upon the functionality of the Product as set forth in the applicable specifications, instructions, manuals and other documentation provided by NeoPath.

          8.3.3 If NeoPath is unable to accomplish the action described in paragraph 8.3.2(a), (b) or (c) above within a reasonable period of time under the circumstances, as agreed upon by the Parties, but in no event exceeding three
(3) months, then, Nikon may elect to return the Product to NeoPath in which case NeoPath will pay or reimburse Nikon for the transportation costs reasonably incurred by Nikon to return the Product to NeoPath, and:

          (a) in the case of a Product purchased by Nikon under Article 2, refund to Nikon the unamortized portion of the purchase price (determined as described below) paid by Nikon for the applicable Product; or

          (b)  in the case of a Product leased by Nikon under
     Article 3, terminate the applicable lease and refund or release Nikon and the Customer from any lease payments for any portion of the applicable Lease Term after the date of such termination.

For purposes of determining the unamortized portion of the purchase price of any Product under (a) above, the purchase price will be amortized on a levelized, daily basis over a period of five (5) years commencing with the date upon which the Product is delivered by NeoPath to Nikon or the Customer under this Agreement.

          8.3.4     Paragraphs 8.3.1, 8.3.2 and 8.3.3 will not
apply to any claim relating to:

          (a) any use of Products in combination with any equipment, software or other items not furnished by NeoPath, where use of the Products alone would have avoided the claim; or

          (b) any use not in accordance with the applicable specifications, instructions, manuals and other documentation provided by NeoPath, where

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     use of the Products in accordance with such specifications, instructions, manuals and other documentation would have avoided the claim.

     8.4    Disclaimer and Release

     THE WARRANTIES, OBLIGATIONS, AND LIABILITIES OF NEOPATH TO NIKON AND THE REMEDIES OF NIKON SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND NIKON HEREBY WAIVES, RELEASES, AND DISCLAIMS, ALL OTHER WARRANTIES, OBLIGATIONS, AND LIABILITIES OF NEOPATH TO NIKON AND ALL OTHER RIGHTS, CLAIMS, AND REMEDIES OF NIKON AGAINST NEOPATH, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE PRODUCTS AND ANY OTHER GOODS OR SERVICES DELIVERED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO: (A) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (B) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE; (C) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM, OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE (ACTIVE, PASSIVE, OR IMPUTED), PRODUCT LIABILITY, OR STRICT LIABILITY OF NEOPATH; AND (D) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM, OR REMEDY FOR INFRINGEMENT.

Article 9.  Protection of Proprietary Rights

     9.1    Reservation

     Nikon acknowledges that the Products and NeoPath Technology involve valuable patent, copyright, trademark, trade secret and other proprietary rights of NeoPath. NeoPath reserves all such rights. No title to or ownership of any proprietary rights related to any Product is transferred to Nikon or any Customer pursuant to this Agreement or any transaction contemplated by this Agreement. Nikon will not infringe, violate or challenge all such rights.

     9.2    Software

     Without limitation of paragraph 9.1, NeoPath reserves ownership of all patent, copyright, trade secret and other proprietary rights in any Software that is included in or distributed with any Product. NeoPath will provide to Nikon a license for the Customer's use of the Software with each Product requiring such Software, whether acquired by Nikon pursuant to Article 2 or 3, in accordance with the instructions,

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manuals and other documentation provided by
NeoPath. Nikon will not use, or grant any authorization for any Customer or other Third Party to use, any Software for any other purpose. Without limitation of the foregoing, Nikon will not, and will not grant any authorization for any Customer or other Third Party to, do any of the following:

          (a) copy, modify, make any derivative work based upon, publish or distribute any Software; or

          (b) reverse engineer, decompile or attempt to discover or recreate any source code to any Software.

     9.3    Securing Rights in the Territories

     During the Term, Nikon will reasonably assist and cooperate with NeoPath in securing and maintaining any and all patent, copyright, trademark, trade secret and other proprietary rights in any Territory relating to any Product or NeoPath Technology. Any such rights will be secured and maintained solely in the name of NeoPath at NeoPath's expense, and NeoPath will reimburse Nikon for any such expense that may be paid by Nikon. Nikon will provide to NeoPath copies of all registrations, certificates, correspondence and other documentation related to any such rights.

     9.4    Product Markings

     Nikon will not alter, remove, deface or obscure any notice of patent, copyright, trademark, trade secret, or other proprietary right on any Product and will not add to any Product any other trademark or notice of any other proprietary right without NeoPath's prior written consent.

     9.5    Trademarks, Etc.

     This Agreement does not grant Nikon any license or other right to use any trademark, service mark, trade name or trade dress of NeoPath. Without limiting the generality of the foregoing, Nikon will not use the name "NeoPath" or "AutoPap" or any confusingly similar name in any publicity, advertising, telephone listing, sign, business card, letterhead or in any other published manner whatsoever without the prior written approval of NeoPath.

     9.6    Third Party Infringement

     Nikon will promptly notify NeoPath of any infringement, misappropriation or violation of any patent, copyright, trademark, trade secret or other proprietary right of

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NeoPath that comes to Nikon's attention.  In the event of any such infringement, misappropriation or violation relating to the activities of Nikon or any of its employees, agents, representatives, distributors, dealers, sales representatives or Customers, Nikon will take all steps reasonably necessary to terminate such infringement, misappropriation or violation.
NeoPath will have exclusive control over the prosecution and settlement of any legal proceeding to enforce or recover damages on account of any infringement, misappropriation or violation of any of NeoPath's proprietary rights, and Nikon will:

          (a)  provide such assistance related to such
     proceeding as NeoPath may reasonably request; and

          (b) assist NeoPath in enforcing any settlement or order made in connection with such proceeding,

in each case at NeoPath's expense.

     9.7    Third-Party Claims Against the Products

     If during the Term either Party becomes aware of any claim by any Third Party that any Product infringes, misappropriates or violates any patent, copyright, trade secret or other proprietary right of any Third Party or any claim of unfair competition in any Territory or in the United States involving any Product, then such Party will notify, and continue to keep informed, the other of the same.

     9.8    Nikon Improvements

     Nikon will promptly and fully disclose any Nikon Improvement to NeoPath. If and to the extent that NeoPath does not own (by contract or pursuant to applicable law) all right, title and interest in any Nikon Improvement and unless otherwise agreed upon by the Parties in writing (e.g., in a separate written agreement between the Parties relating to the development of the applicable Nikon Improvement), Nikon hereby grants to NeoPath a nonexclusive, unrestricted, worldwide, royalty-free right and license (including the right to sublicense with respect to Nikon Improvements described in clause (a) of the definition but not with respect to Nikon Improvements described in clause (b) of the definition) to make, have made, use, sell, distribute, reproduce, copy, modify, make derivatives based upon and otherwise commercially exploit the same in medical products and applications (including, without limitation, Products). However, if NeoPath implements any Nikon Improvement in any medical product or application other than a Product under this Agreement, then NeoPath will give Nikon a right-of-first refusal to acquire the rights to distribute such product or application in any Territory during the Term.

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     9.9    Protection of Confidential Information

     The Recipient will protect Confidential Information of the Discloser against any unauthorized use or disclosure to the same extent that the Recipient protects its own Confidential Information of a similar nature against unauthorized use or disclosure; provided that the Confidential Information of the Discloser is conspicuously marked or otherwise identified as confidential or proprietary upon receipt by the Recipient or the Recipient otherwise knows or has reason to know that the same is Confidential Information of the Discloser. Each Party reserves ownership of its own Confidential Information. The Recipient will use any Confidential Information of the Discloser solely for the purposes for which it is provided by the Discloser. This paragraph will not be interpreted or construed to prohibit:

          (a) any use or disclosure which is necessary or appropriate in connection with the Recipient's performance of its obligations or exercise of its rights under this Agreement or any other agreement between the Parties;

          (b) any use or disclosure required by applicable law (e.g., pursuant to applicable securities laws or legal process), provided that the Recipient uses reasonable efforts to give the Discloser reasonable advance notice thereof (e.g., so as to afford the Discloser an opportunity to intervene and seek an order or other appropriate relief for the protection of its Confidential Information from any unauthorized use or disclosure); or

          (c) any use or disclosure made with the consent of the Discloser.

Without limitation of the foregoing, unless otherwise agreed by the Parties, Nikon will not use any Confidential Information of NeoPath to develop, correct, modify, enhance, improve, maintain, repair or support any product other than a Product, whether or not such other product competes with the Product.

Article 10. Additional Responsibilities of Nikon

     10.1   Territorial Restriction

     Nikon will not promote, market or distribute Products outside the Territory. Nikon will not ship, deliver or export any Product to a location outside the Territory without the prior written consent of NeoPath.

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     10.2   Taxes, Withholding, Etc. in Japan or Any Other
            Territory

     The prices, fees and other compensation specified in any Price List, Schedule or other provision of this Agreement are net of any taxes, withholding or other amounts required to be paid to any governmental authority in any Territory with respect to any of the transactions or payments contemplated by this Agreement. Nikon will pay any such taxes, withholding or other amounts required to be paid to any governmental authority in any Territory (i.e., in addition to any prices, fees, compensation or other amounts payable to NeoPath under this Agreement). Nikon will not, however, be responsible for any taxes based upon NeoPath's net income, whether inside or outside any Territory.

     10.3   Noncompete

     During the Term and for a period of one year thereafter, Nikon will not, directly or indirectly, promote, market, sell or distribute any Competing Product in any Territory. This paragraph 10.3 will not be interpreted to prohibit Nikon from engaging in research and development activities in any field.

     10.4   Authorized Use of NeoPath Systems and NeoPath
            Technology

     Nikon will not use, or grant any authorization to use, any NeoPath System or NeoPath Technology under this Agreement for any purpose other than the review, analysis or categorization of cervical Pap smear slides originating in the Territory. Without limitation of the foregoing, Nikon will not use, or grant any authorization to use, any NeoPath System to process any slide originating or created outside the Territory or any slide other than a cervical Pap smear slide. Nikon will not attempt to reverse engineer any Product.

     10.5   Indemnification

     Except as otherwise provided for in Article 8, Nikon will defend and indemnify NeoPath against any claim of any Third
Party (including, without limitation, any Customer) arising out of:

          (a) any representation or warranty made by Nikon or any employee, agent or other representative (e.g., any sales representative, service representative, dealer or distributor) of Nikon with respect to any Product, which representation or warranty is not within the scope of NeoPath's warranties set forth in paragraph 8.1.1 or otherwise specifically set forth in any applicable documentation, promotional literature and other materials published by NeoPath or incorporated from such materials;

          (b) any breach of or default by Nikon under any agreement between Nikon and any Customer (including, without limitation, any User Agreement);

          (c) any use or application of any Product for any purpose that is authorized by Nikon and not specifically set forth in the documentation, promotional literature and other materials published or approved in writing by NeoPath; or

          (d) any modification or alteration of any Product made or authorized by Nikon, which modification or alteration is not specifically approved or otherwise authorized by NeoPath in writing,

provided that NeoPath: gives Nikon written notice of the claim with sufficient promptness to avoid any adverse effect on Nikon's ability to defend the claim; reasonably assists and cooperates with Nikon in connection with the defense and settlement of the claim at Nikon's expense; and does not settle the claim without Nikon's prior written consent.

     10.6   No Unauthorized Representations or Warranties

     Nikon will not make or authorize any written or oral representation or warranty in respect of any of the Products except as may be contained in documentation, promotional literature or other materials published or approved in writing by NeoPath. Nikon will not recommend, perform or demonstrate any use or application of any Product that is not specified in the applicable instructions, manuals or other documentation or otherwise specifically approved in writing by NeoPath.

     10.7   Compliance with Laws

     In performing this Agreement Nikon will comply with all applicable laws, regulations, rules, orders and other requirements, now or hereafter in effect, of governmental authorities having jurisdiction. Nikon represents and warrants that it is thoroughly familiar with applicable laws, regulations, rules, orders and other governmental requirements concerning the importation, marketing, sale, use and distribution of Products in the Territory. Nikon will not, directly or indirectly, export or reexport from the Territory any Products, technical data associated with the Products, or the immediate products (including, but not limited to, processes, services, data and reports) derived from the use of any Product, without first obtaining the appropriate license from the United States Office of Export Licensing or its successor.

     10.8   No Government Representation

     Nikon represents and covenants that throughout the Term, neither it nor any of its stockholders (excluding, in the event that Nikon's stock is listed on a national securities exchange, stockholders of less than one percent (1%) of any class of Nikon's capital stock), consultants, partners, directors, officers, employees, agents or Nikons are or will be a consultant, employee, agent or other representative of any governmental authority responsible for procurement of any Products.

     10.9   No Conflict of Interest

     Nikon represents that it does not have, and agrees that it will not enter into, any agreement, obligation, duty or commitment with any Third Party that conflicts with any provision of this Agreement or any of Nikon's obligations, duties, or commitments under this Agreement.

Article 11. Limitations of Liability

     11.1   Force Majeure

     Neither Party will be liable for, or be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any cause or condition beyond such Party's reasonable control (including, but not limited to: fire, explosion, earthquake, storm, flood, wind, drought and act of God or the elements; court order; act, delay or failure to act by civil, military or other governmental authority; strike, lockout, labor dispute, riot, insurrection, sabotage and war; unavailability of required parts, materials or other items; and act, delay or failure to act by the other Party or any Third Party); provided that such Party uses its best efforts to promptly overcome or mitigate the delay or failure to perform. Any Party whose performance is delayed or prevented by any cause or condition within the purview of this paragraph will promptly notify the other Party thereof, the anticipated duration of the delay or prevention, and the steps being taken to overcome or mitigate the delay or failure to perform. In the event of any such delay, the applicable delivery dates, schedules or other times for performance affected by the delay will be equitably adjusted to accommodate the delay. This paragraph will not apply to excuse any payment obligation of either Party for more than forty-five (45) days.

     11.2   Limitation of Consequential Damages

     NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY
INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES

(INCLUDING, BUT NOT NECESSARILY LIMITED TO, LOSS OF PROFIT,
REVENUE OR USE) RESULTING FROM ANY PERFORMANCE,
NONPERFORMANCE, BREACH OR DEFAULT UNDER THIS AGREEMENT.
However, the limitations set forth in this paragraph will not apply to limit:

          (a) either Party's liability for damages with respect to any breach of such Party's obligations under paragraphs 9.2, 9.4, 9.5, 9.9, 10.4 (last sentence only) or 10.8; or

          (b) either Party's liability for consequential damages (including, but not necessarily limited to, loss of profit, revenue or use) with respect to any breach of such Party's obligations under paragraphs 9.8, 10.1, 10.3 or 10.4 (other than the last sentence).

     11.3   Additional Limitations of NeoPath's Liability

     NEOPATH'S LIABILITY TO NIKON (WHETHER IN CONTRACT, TORT, OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE, STRICT LIABILITY, OR PRODUCT LIABILITY OF NEOPATH) WITH REGARD TO ANY PRODUCT OR OTHER GOODS OR SERVICES FURNISHED UNDER THIS AGREEMENT WILL NOT EXCEED THE AMOUNTS PAID OR PAYABLE BY NIKON TO NEOPATH FOR THE SAME. However, the limitations set forth in this paragraph will not apply to NeoPath's obligations under sections 8.2 and 8.3.

Article 12. Term and Termination

     12.1   Term

     The Term will commence as of the date of this Agreement and continue unless and until terminated pursuant to paragraph
12.2, 12.3, 12.5 or 12.6.

     12.2   Termination After Five Years

     Either Party may terminate the Term effective as of any anniversary of the date of this Agreement by giving the other
Party written notice of termination, provided that:

          (a) no termination under this paragraph will be effective prior to the fifth (5th) anniversary of the date of this Agreement; and

          (b) such notice must be given at least ninety (90) days prior to the anniversary date upon which the termination is to become effective.

     12.3   Termination for Failure to Meet [*] of Quota for
            Japan

     If the number of NeoPath Systems distributed in Japan by Nikon under this Agreement during any Year after 1996 does not equal or exceed [*] of the Quota for Japan for such Year, then NeoPath may terminate the Term by giving Nikon written notice of such termination within ninety (90) days after the end of the Year in which such distributions did not equal or exceed [*] of the applicable Quota.
Any termination pursuant to this paragraph will be effective upon the expiration of ninety (90) days after Nikon's receipt of NeoPath's notice of such termination.

     12.4   Partial Termination for Failure to Meet [*] of
            Quota for any Other Territory

     If the number of NeoPath Systems distributed in any Territory other than Japan during any Year after 1996 by Nikon under this Agreement does not equal or exceed [*] of the Quota for such Territory and Year, then NeoPath may delete such Territory from this Agreement by giving Nikon written notice of the deletion within ninety (90) days after the end of the Year in which such distributions did not equal or exceed [*] of the applicable Quota. Unless otherwise agreed by the Parties, any such deletion will be effective ninety (90) days after Nikon's receipt of NeoPath's notice of the deletion. NeoPath will not have any liability (e.g., for any claim of damages, for any loss of revenue, profit or compensation, or for any costs, expenses, expenditures, investments or other commitments made in reliance upon or otherwise in connection with this Agreement) on account of the deletion of any Territory in accordance with this paragraph.

     12.5   Termination for Material Breach or Default

     If either Party commits a material breach of or default under this Agreement, then the other Party may give such Party written notice of the breach or default (including, but not necessarily limited to, a statement of the facts relating to the breach or default, the provisions of this Agreement that are in breach or default, and the action required to cure the breach or default) and that the Term will terminate pursuant to this paragraph if the breach or default is not cured within thirty (30) days after receipt of notice (or such later date as may be specified in such notice). If the other Party fails to cure the specified breach or default within thirty (30) days after receipt of such notice (or such later date as may be specified in such notice), then the Term will terminate without any further notice or action by the terminating Party.

[*] Confidential treatment requested

     12.6   Termination for Act of Insolvency

     If an Act of Insolvency occurs with respect to any Party, then the other Party may terminate the Term by giving the other Party written notice of termination. Any termination pursuant to this paragraph will be effective immediately upon receipt by the Party with respect to which the Act of Insolvency has occurred.

     12.7   Effect of Termination

     In the event of any termination of the Term, the following will apply:

          12.7.1 Unless otherwise agreed by the Parties, each Party will fulfill its obligations under any and all orders that have been submitted by Nikon and accepted by NeoPath in accordance with Article 2 or 3 prior to the date of termination; provided, however, that, in the event of any termination by NeoPath pursuant to paragraph 12.5 or 12.6, NeoPath may, at its option, cancel any outstanding orders by giving Nikon written notice of such cancellation. Any such cancellation will be without cost, penalty or liability to NeoPath.

          12.7.2 Articles 6 through 14, inclusive, and any other provisions of this Agreement that may reasonably be interpreted or construed to survive termination of the Term will survive termination of the Term.

          12.7.3 Neither Party will have any liability (e.g., for any claim of damages, for any loss of revenue, profit or compensation or for any costs, expenses, expenditures, investments or other commitment made in reliance upon or otherwise in connection with this Agreement) to the other on account of any termination of the Term in accordance with this
Article 12. Without limiting the generality of the foregoing, neither Party will have any right, either express or implied by applicable law or otherwise, to renewal of this Agreement or to any damages or compensation for any termination of the Term in accordance with this Article 12. Each of the Parties have considered the possibility of such termination and the possibility of loss and damage resulting therefrom in making expenditures pursuant to the performance of this Agreement.
It is the express intent and agreement of the Parties that neither will be liable to the other for damages or otherwise by reason of the termination of the Term as provided for herein.

          12.7.4 Upon NeoPath's request, Nikon will use reasonable efforts to transfer to NeoPath or surrender any registration, permit, license, approval, certificate or other governmental action obtained or held by Nikon in its own name under this Agreement for such Territory to the extent that the same can be so transferred or surrendered under applicable law, such transfer or surrender to be effective upon the effective date of such termination or as soon thereafter as possible. Further, Nikon will not oppose or otherwise interfere with NeoPath's efforts to apply for, obtain or hold any registration, permit, license, approval, certificate or other governmental action relating to the distribution of Products in any Territory as to which Nikon's exclusive rights hereunder no longer apply.

Article 13. Resolution of Disputes

     13.1   General

     If any dispute arises between the Parties relating to this Agreement, the Parties will follow the procedures set forth in this Article 13. However, either Party may commence litigation within thirty (30) days prior to the date after which the commencement of such litigation could be barred by any applicable statute of limitations or other law, rule, regulation, or order of similar import or in order to request injunctive or other equitable relief necessary to prevent irreparable harm. In such event, the Parties will (except as may be prohibited by judicial order) nevertheless continue to follow the procedures set forth in this Article 13.

     13.2   Unassisted Settlement

          13.2.1 A Party seeking to initiate the procedures under this Article 13 will give written notice thereof to the other Party. Such notice will state that it is notice initiating the procedures under this Article 13, describe briefly the nature of the dispute, describe briefly the notifying Party's claim or position in connection with the dispute, and identify an individual with authority to settle the dispute on behalf of the notifying Party.

          13.2.2 Within ten (10) business days after receipt of any notice under paragraph 13.2.1, the receiving Party will give the other Party written notice which describes briefly the receiving Party's claims and positions in connection with the dispute and identifies an individual with the authority to settle the dispute on behalf of the receiving Party.

          13.2.3 The individuals identified in the Party's respective notices under paragraphs 13.2.1 and 13.2.2 will promptly make such investigation of the dispute as they deem appropriate. Promptly and in no event later than thirty (30) days after the date of the initiating Party's notice under paragraph 13.2.1, such individuals will commence discussions concerning resolution of the dispute. If the dispute has not been resolved within thirty (30) days after commencement of such discussions, then either Party may submit the dispute to arbitration under section 13.3.

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
     13.3   Arbitration

          13.3.1  If any dispute is not resolved after
compliance with the procedure set forth in subsection 13.2, then either Party may submit the dispute to arbitration in accordance with the rules of AAA.

          13.3.2 The Parties will use their best efforts to agree upon a mutually acceptable arbitrator within twenty (20) days after submission of the dispute to arbitration. If the Parties are unable to agree upon a mutually acceptable arbitrator, then either Party may request AAA to supply a list of at least five potential arbitrators satisfying the requirements set forth in paragraph 13.3.3 and such other requirements as the Parties may agree upon. Within ten (10) days after receipt of the list, the Parties will independently rank the proposed arbitrators and simultaneously exchange rankings. Each Party may eliminate one of the listed arbitrators. The arbitrator receiving the highest combined ranking will be selected to serve.

          13.3.3 The arbitrator will be impartial in fact and appearance, not an advocate of any Party. The arbitrator will not have (and neither Party will nominate a potential arbitrator who it knows to have):

          (a) any direct or indirect financial or personal interest in the outcome of the arbitration; or

          (b) any past, present or anticipated financial, business, professional, family, social or other relationship which is likely to affect impartiality or which might reasonably create the appearance of partiality or bias.

The arbitrator will be required to disclose to each of the Parties any such interest or relationship, and the Parties may agree to waive the requirements of the preceding sentence as to any interest or relationship so disclosed.

          13.3.4  In any arbitration, each Party will have:

          (a) full access to the records of the other Party that pertain directly to the subject matter of the dispute;

          (b) the power to call for the testimony of any officer, employee, agent or representative of the other Party having direct knowledge or information that pertains to the subject matter of the dispute; and

          (c) such other rights of discovery as may be afforded by the Commercial Arbitration Rules of the AAA or by the arbitrator.

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
However, the Parties and the arbitrator will use their best efforts to: avoid any unnecessary discovery; limit discovery to the extent reasonably required to ensure a fair and equitable decision; and otherwise conduct all discovery in an effective, efficient, expeditious and economical manner.

          13.3.5 Unless otherwise agreed by the Parties, any arbitration hearing will be held at a mutually acceptable location in the State of Hawaii, U.S.A.

          13.3.6 The arbitration will be conducted in the English language.

          13.3.7  The arbitrator will render his or her
decision in writing not later than thirty (30) days after the final statements and proof have been submitted and any hearing on the matter is closed, and such decision will be final, conclusive and binding upon the Parties.

          13.3.8  Costs of the arbitrator, AAA, court
reporter, hearing rooms and other common costs will be divided equally between the Parties. Each Party will bear the expense of preparing and presenting its own case in connection with the arbitration (including, but not limited to, its own attorneys' fees and costs of witnesses).

          13.3.9 Each Party hereby irrevocably consents to the jurisdiction of the state and federal courts in the State of Hawaii, U.S.A., and to the service of process by U.S. mail in connection with any legal action to compel, administer or enforce any arbitration under this Section 13.3 or any litigation permitted under paragraph 13.1.

Article 14. Miscellaneous

     14.1   Notices

     Any notice or other communication under this Agreement given by either Party to the other Party will be in writing and will be delivered in person or mailed, properly addressed and stamped with the required postage, to the intended recipient at its address specified below its signature at the end of this Agreement and to the attention of the person that executed this Agreement on behalf of such Party. Either Party may from time to time change such address by giving the other Party notice of such change in accordance with this paragraph.

     14.2   Assignment

     Neither Party will assign this Agreement without the prior written consent of the other Party; provided however, that either Party may assign this Agreement without such consent to any successor as a result of any merger, consolidation or other corporate reorganization of such Party or any sale of all or substantially all of the assets of such Party, but only in the event that the successor assumes or is otherwise fully bound by all of the obligations of the assigning Party under this Agreement. No assignment, with or without such consent, will relieve either Party from any of its obligations under this Agreement. Subject to the foregoing, this Agreement will be fully binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     14.3   Nonwaiver

     Any failure to insist upon or enforce strict performance of any provision of this Agreement or to exercise any right or remedy under this Agreement or applicable law will not be construed as a waiver or relinquishment to any extent of the right to assert or rely upon any such provision, right or remedy in that or any other instance; rather the same will be and remain in full force and effect.

     14.4   Severability

     This Agreement will be enforced to the fullest extent permitted by applicable law. If for any reason any provision of this Agreement is held to be invalid or unenforceable to any extent, then:

          (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision;

          (b) such provision will be void to the extent it is held to be invalid or unenforceable;

          (c) such provision will remain in effect to the extent that it is not invalid or unenforceable; and

          (d) such invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement between the Parties.

     14.5   Applicable Law

     This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York, U.S.A., without reference to its rules relating to choice of law. The provisions of the U.N.
Convention on Contracts for the International Sale of Goods will not apply.

     14.6   Entire Agreement

     This Agreement (including all Schedules) constitutes the entire agreement, and supersedes any and all prior agreements (including, without limitation, the letter of intent, dated June 11, 1996, previously entered into by the Parties), between NeoPath and Nikon with regard to the Products. No amendment, modification or waiver of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by the Party to be bound thereby. Without limitation of the foregoing, NeoPath will not be bound by, and specifically objects to, any term, condition, or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) which is proffered by Nikon in any order, receipt, acceptance, confirmation, or otherwise, unless NeoPath specifically agrees to such provision in a written instrument signed by NeoPath.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.


Nikon:                         NeoPath:

Nikon Corporation              NeoPath, Inc., a
                                 Washington corporation


By: /s/Hirofumi Tagawa         By:/s/Volker R. Kettering
   -------------------            ----------------------
    Hirofumi Togawa               Volker R. Kettering
Title:                         Title:
Director                       Vice President, Sales

Address:                       Address:

                        Schedule No. 1

                     (Dated Dec. 19, 1996)


     This Schedule No. 1 dated as of Dec. 19, 1996, is made and entered into pursuant to the International Distributor Agreement dated as of Dec. 19, 1996 ("Agreement") between:
NeoPath, Inc., a corporation duly organized and existing under the laws of the State of Washington, U.S.A. ("NeoPath"); and Nikon Corporation, a corporation duly organized and existing under the laws of Japan ("Nikon"). By this reference, this
Schedule is incorporated into and made a part of the Agreement.

                          Definitions


     Whenever used in the Agreement with initial letters capitalized, the following terms will have the following specified meanings:

     "AAA" means the American Arbitration Association or any other arbitration service approved by the Parties.

     "Act of Insolvency" means the occurrence of any of the following: (a) the filing by or against a Party of a petition to have such a Party adjudged as bankrupt or a petition for reorganization or arrangement of such Party under any Debtor Relief Law (unless, in the case of a petition filed against such Party, the same is dismissed within sixty (60) days after it is filed); (b) the making of any general assignment or general arrangement for the benefit of a Party's creditors under any Debtor Relief Law; (c) the appointment of a trustee or receiver to take possession of all or substantially all of a Party's assets under any Debtor Relief Law (unless such possession is returned to such Party within thirty (30) days after such appointment); (d) the attachment, execution or other judicial seizure of all or substantially all of a Party's assets (unless the same is released within thirty (30) days); or (e) a Party dissolves or liquidates, is dissolved or liquidated, or adopts any plan of dissolution or liquidation, where such a Party does not continue as a viable business in altered form.

     "Competing Product" means any product performing the automatic analysis or categorization of specimens containing pap smear or other medical material; provided, however, that microscopes and other equipment used to enhance visual or electronic images of medical specimens shall not be deemed to be Competing Products. Additionally, microscopes and other equipment for the analysis or categorization of non-medical specimens [*] shall not be deemed to be Competing Products. In addition, a product for the analysis or categorization of medical specimens that would otherwise be a "Competing Product" will be excluded from that definition, and shall not be subject to Nikon's obligations under paragraph 10.3, if Nikon: (a) offers to NeoPath the opportunity to collaborate or otherwise participate with Nikon in the development or marketing of the product and (b) NeoPath fails to accept such offer notwithstanding the Parties' good faith negotiations concerning appropriate collaborative terms and conditions over a minimum of three months.

     "Confidential Information" means any information that is proprietary or confidential or that a Party is obligated to keep confidential (e.g., pursuant to a contractual or other obligation owing to a Third Party). Confidential Information may be of a technical, business or other nature (including, but not limited to, information which relates to a Party's technology, research, development, products, customers, employees, contractors, marketing plans, finances, contracts, legal affairs, or business affairs). The terms and conditions of this Agreement will be treated as Confidential Information of each Party. However, Confidential Information does not include any information that:

          (a) was known to the Recipient prior to receiving the same from the Discloser in connection with this Agreement;

          (b) is independently developed by the Recipient without the use of or reliance upon any Confidential
     Information of the Discloser;

          (c) is acquired by the Recipient from another source without restriction as to use or disclosure; or

          (d) is or becomes part of the public domain through no fault or action of the Recipient.

     "CPI" means the Consumer Price Index for All Items, All Urban Consumers (Base Year 1982-84 = 100) for the Seattle Metropolitan Area published by the United States Department of Labor, Bureau of Labor Statistics, or such other index as the Parties may agree upon in writing. If the then-current CPI is replaced with a corresponding or similar CPI (e.g., if there is a change in the base year), then the CPIs taken into account in making any determination under this Agreement will be equitably adjusted to reflect the change. If the then-current CPI is discontinued and not replaced with a corresponding or similar CPI, then the Parties shall agree upon a replacement CPI.

[*] Confidential treatment requested

     "Customer" means any Person that acquires any Product through Nikon under the Agreement.

     "Debtor Relief Law" means any bankruptcy, moratorium, insolvency, reorganization, liquidation, conservatorship or similar law, now or hereafter in effect, for the relief of debtors and that affects the rights of creditors generally.

     "Discloser" means a Party that discloses Confidential
Information to the other Party.

     "Government Order" means an order for a Product placed by a Customer that is owned in whole or in part by a governmental authority (including any government-sponsored laboratory).

     "Lease Term" means the term of any lease of any Product from NeoPath to Nikon under Article 3.

     "MHW Approval" means the approval of the Ministry of Health and Welfare of Japan required for the use of Screener
Systems in Japan or the date upon which the Parties determine that such approval is not required.

     "NeoPath System" means NeoPath's system for the automated interpretation of cervical Papanicolaou (Pap) smear slides, as more particularly described in the attached Schedules, as the same may be modified from time to time by agreement of the Parties.

     "NeoPath Technology" means NeoPath's inventions, products, processes, methods, designs, know-how, specifications and other technology related to any Product (including, without limitation, any technology incorporated in or utilized by any Product or any technology utilized by NeoPath in the development, correction, modification, enhancement, improvement, maintenance, repair or support of any Product).

     "Nikon Improvement" means any correction, modification, enhancement or improvement that Nikon may discover or make that is either:

          (a) based upon or developed with the use of any Confidential Information of NeoPath; or

          (b) developed for, applied to or incorporated into any Product by Nikon.

     "Party" means NeoPath, Nikon or a successor permitted under paragraph 10.2 to all of the right, title and interest of NeoPath or Nikon under the Agreement.

     "Person" means any individual, corporation, trust, association, governmental authority or other entity.

     "Product" means the NeoPath System, any part or component of the NeoPath System or any other products that Nikon is authorized to distribute under the Agreement. The "Products" as of the date of the Agreement are specified in the attached Schedules. Subject to any limitation set forth in any applicable Schedule, NeoPath may change the Products from time to time to reflect any updates, enhancements, improvements or other modifications of the same; provided that, unless otherwise agreed by Nikon, (a) no change in the Products will be effective as to Nikon until the expiration of ninety (90) days after NeoPath gives Nikon written notice of the change and (b) no NeoPath System will be added as a Product.

     "QC System" means a NeoPath System that is used solely for the limited purpose of rescreening cervical Pap smear slides that have been manually analyzed and categorized (e.g., screened) as normal by a cytologist or other trained laboratory professional.

     "Quarter" means a calendar quarter (i.e., a period of three consecutive months commencing with January, April, July or October).

     "Quota" means the quota for NeoPath Systems to be distributed in any Territory during any Year by Nikon under the Agreement as specified in the attached Schedule No. 5 or otherwise agreed upon by the Parties.

     "Recipient" means a Party that receives Confidential
Information from the other Party.

     "Schedule" means any of the schedules or other documents attached to, incorporated into or otherwise made a part of the Agreement.

     "Screener System" means a NeoPath System that may be used to automatically analyze and categorize (e.g., screen) cervical Pap smear slides prior to their review by a cytologist or other trained laboratory professional.

     "Services" means the services to be performed by Nikon pursuant to the Agreement (including, but not necessarily limited to, the services described in Article 5 of the Agreement).

     "Software" means any computer program or other software that is included in, or provided by NeoPath with, any Product.

     "Standard Terms and Conditions" means NeoPath's standard terms and conditions in effect from time to time. The
Standard Terms and Conditions as of the date of the Agreement are included in the attached Schedules.

     "Supplemental Terms and Conditions" means NeoPath's standard supplemental terms and conditions for user agreements in effect from time to time. The Supplemental Terms and Conditions as of the date of the Agreement are included in the attached Schedules.

     "Term" means the period of time specified in Article 12 of the Agreement.

     "Territory" means Japan or any other geographical area in which Nikon is authorized to distribute Products under the Agreement. As of the date of the Agreement, the only Territory is Japan. The Parties may from time to time add or delete Territories pursuant to a written instrument signed by both Parties. Territories may also be deleted pursuant to paragraph 12.3 of the Agreement.

     "Third Party" means any Person other than a Party.

     "User Agreement" means a sublease or rental agreement between Nikon and a Customer pursuant to which a NeoPath System leased by Nikon from NeoPath is made available for a Customer's use in the Territory pursuant to Article 3 of the Agreement.

     "Warranty Period" means, with respect to any Product, the period of time from the delivery of such Product by NeoPath under this Agreement until the expiration of three hundred sixty-five (365) days after such delivery.

     "Year" means a calendar year.


Nikon:                         NeoPath:

Nikon Corporation              NeoPath, Inc., a
                                 Washington corporation


By:/s/ Hirofumi Tagawa        By:/s/Volker R. Kettering
   -------------------           ----------------------
    Hirofumi Togawa               Volker R. Kettering
Title:                         Title:
Director                       Vice President, Sales

                        Schedule No. 2

             Price Schedule for Purchased Products


     This Schedule No. 2, dated as of Dec. 19, 1996, is made and entered into pursuant to the International Distributor Agreement, dated as of Dec. 19, 1996 ("Agreement") between:
NeoPath, Inc., a corporation duly organized and existing under the laws of the State of Washington, U.S.A. ("NeoPath"); and Nikon Corporation, a corporation duly organized and existing under the laws of Japan ("Nikon"). By this reference, this
Schedule is incorporated into and made a part of the Agreement. All terms defined in Schedule No. 1 to the Agreement will have the same meanings when used in this Schedule.

     The purchase price of each Product purchased by Nikon under Article 2 of the Agreement will be as follows, subject to adjustment as provided for in the Agreement:

          Product                  Price

          AutoPap 300 QC System    [*]

          AutoPap System           [*]

          Spare parts, components, etc. See price list attached

     The NeoPath System will classify as "Review" or "Process Review" certain slides that cannot be analyzed by the NeoPath System (e.g., because of scant cellularity, light staining, improper application of the slide cover or other matters involving preparation or handling of slides). Changes in the procedures for slide preparation and handling can result in fewer slides being classified as "Review" or "Process Review" slides. Accordingly, Nikon will use its best efforts to educate Customers (and others who may prepare slides for processing by NeoPath Systems in any Territory) and otherwise implement NeoPath's recommendations regarding proper procedures for slide preparation and handling. If the percentage of slides to be classified by a NeoPath System being purchased by Nikon under paragraph 2.2 of the Agreement as "Review" or "Process Review" (e.g., as compared to the total number of slides processed by such NeoPath System) is expected to be less than the following percentage (e.g., based upon the procedures for slide preparation and handling being used by the Customer), then the purchase price for such NeoPath System will be increased by the following amount:

[*] Confidential treatment requested

If % of Review and    Amount of Increase   Amount of Increase
  Process Review       in the Purchase     in Purchase Price
Slides Is Expected    Price for AutoPap    for AutoPap System
  To Be Less Than       300 QC System

        [*]                [*]                  [*]

        [*]                [*]                  [*]

        [*]                [*]                  [*]




Nikon:                         NeoPath:

Nikon Corporation              NeoPath, Inc., a
                                 Washington corporation


By:/s/Hirofumi Togawa         By:/s/Volker R. Kettering
   ------------------            ----------------------
    Hirofumi Togawa               Volker R. Kettering
Title:                         Title:
Director                       Vice President, Sales

[*] Confidential treatment requested

                        Schedule No. 3

              Price Schedule for Leased Products


     This Schedule No. 3, dated as of Dec. 19, 1996, is made and entered into pursuant to the International Distributor Agreement, dated as of Dec. 19, 1996 ("Agreement") between:
NeoPath, Inc., a corporation duly organized and existing under the laws of the State of Washington, U.S.A. ("NeoPath"); and Nikon Corporation, a corporation duly organized and existing under the laws of Japan ("Nikon"). By this reference, this
Schedule is incorporated into and made a part of the Agreement. All terms defined in Schedule No. 1 to the Agreement will have the same meanings when used in this Schedule.

A.   Annual Lease Payments

     The annual lease payment for each NeoPath System leased by Nikon under Article 3 of the Agreement will be as follows, subject to adjustment as provided for below and elsewhere in the Agreement:

          Product                  Annual Lease Payment

          AutoPap 300 QC System    [*]

          AutoPap System           [*]

1.   The annual lease payments specified above are for a Lease
     Term of five years commencing upon completion of installation of the applicable NeoPath System.

2. The annual lease payments specified above will be payable in equal quarterly installments. A quarterly installment will be due and payable in advance on the first day of each quarter within the annual period for which the payment is being made (a "Lease Quarter").

3. If the "Exchange Rate" (as defined below) increases or decreases by more than [*] of the Exchange
     Rate on the date of this Agreement, then, upon request of either Party, the Parties will meet, in person or by conference telephone, to discuss in good faith whether, in light of such increase or decrease, the lease payments should be increased or decreased for subsequent periods.
     However, the lease payments previously agreed upon by the Parties

[*] Confidential treatment requested
     will remain in effect absent a written agreement by the Parties to the contrary. For purposes of the foregoing, "Exchange Rate" means the rate for the exchange of United States dollars and Japanese yen as published in the Wall Street Journal or another source agreed upon by the Parties.

4. If (a) any Product leased by Nikon under Article 3 of the Agreement is rendered inoperable for a period in excess of one week due to NeoPath's fault (e.g., due to a defect in the design of the Product or NeoPath's failure to deliver necessary parts or components in a timely fashion) and (b) the Customer is relieved of its obligation to pay Nikon under the applicable User Agreement for the period in question, then Nikon will be relieved of its obligation to pay NeoPath that portion of the annual lease payment for such Product under this Agreement which is attributable to that portion of such period which is in excess of two weeks. This paragraph will not apply to any period (or portion thereof) in which the Product is inoperable due to any failure of Nikon or the Customer to perform their respective obligations under this Agreement or the applicable User Agreement (e.g., regarding the use or maintenance of the applicable Product or the maintenance of a reasonable inventory of spare parts and components).

5. If (a) a Customer terminates a User Agreement prior to the end of the applicable Lease Term for any reason other than Nikon's default or Nikon terminates a User Agreement on account of the Customer's nonpayment or other breach and (b) after exercising commercially reasonable efforts to collect the remaining payments due Nikon under the applicable User Agreement, Nikon is unable to collect all of such payments, then, upon Nikon's request, the Parties will meet, in person or by conference telephone, to discuss in good faith whether, in light of the early termination of the applicable User Agreement and Nikon's inability to collect the remaining payments due Nikon, the lease payments under this Agreement for the period in question should be equitably adjusted.

B.   Supplemental Lease Payments

     The NeoPath System will classify as "Review" or "Process Review" certain slides that cannot be analyzed by the NeoPath System (e.g., because of scant cellularity, light staining, improper application of the slide cover or other matters involving preparation or handling of slides). Changes in the procedures for slide preparation and handling can result in fewer slides being classified as "Review" or "Process Review" slides. Accordingly, Nikon will use its best efforts to educate Customers (and others who may prepare slides for processing by NeoPath Systems in any Territory) and otherwise implement NeoPath's recommendations regarding proper procedures for slide preparation and handling. If the percentage of slides classified by a NeoPath System leased by Nikon under Article 3 of the Agreement as "Review" or "Process Review" (e.g., as compared to the total number of slides processed by such NeoPath System) during any Lease Quarter is less than the following percentage, then Nikon will pay to NeoPath (e.g., in addition to the annual lease payment under A above) a supplemental payment for the applicable Lease Quarter equal to the following:

  If % of Review             Amount of
and Process Review     Supplemental Payment
  Slides Is Less        for the Applicable
       Than                Lease Quarter
-------------------    ---------------------
       [*]                    [*]
       [*]                    [*]
       [*]                    [*]

Any supplemental payment will be due and payable to NeoPath within thirty (30) days after the end of the applicable Lease
Quarter.



Nikon:                         NeoPath:

Nikon Corporation              NeoPath, Inc., a
                                 Washington corporation


By:/s/Hirofumi Togawa         By:/s/Volker R. Kettering
   ------------------            ----------------------
    Hirofumi Togawa               Volker R. Kettering
Title:                         Title:
Director                       Vice President, Sales

[*] Confidential treatment requested

                        Schedule No. 4

        Price Schedule for NeoPath Services and Support


     This Schedule No. 4, dated as of Dec. 19, 1996, is made and entered into pursuant to the International Distributor Agreement, dated as of Dec. 19, 1996 ("Agreement") between:
NeoPath, Inc., a corporation duly organized and existing under the laws of the State of Washington, U.S.A. ("NeoPath"); and Nikon Corporation, a corporation duly organized and existing under the laws of Japan ("Nikon"). By this reference, this
Schedule is incorporated into and made a part of the Agreement. All terms defined in Schedule No. 1 to the Agreement will have the same meanings when used in this Schedule.

     1.   Annual Support Services

          Product                  Annual Fee

          AutoPap 300 QC System    [*]

          AutoPap System           [*]

     Note:     The annual fee specified above applies only to
          Products purchased under paragraph 2.2 of the Agreement.

     2. Spare parts, components, etc. See price list attached

     This Schedule does not apply to NeoPath Systems leased by Nikon under Article 3 of the Agreement.


Nikon:                         NeoPath:

Nikon Corporation              NeoPath, Inc., a
                                 Washington corporation


By:/s/Hirofumi Togawa         By:/s/Volker R. Kettering
   ------------------            ----------------------
    Hirofumi Togawa               Volker R. Kettering
Title:                         Title:
Director                       Vice President, Sales
[*] Confidential treatment requested

                        Schedule No. 5

                            Quotas


     This Schedule No. 5, dated as of Dec. 19, 1996, is made and entered into pursuant to the International Distributor Agreement, dated as of Dec. 19, 1996 ("Agreement") between:
NeoPath, Inc., a corporation duly organized and existing under the laws of the State of Washington, U.S.A. ("NeoPath"); and Nikon Corporation, a corporation duly organized and existing under the laws of Japan ("Nikon"). By this reference, this
Schedule is incorporated into and made a part of the Agreement. All terms defined in Schedule No. 1 to the Agreement will have the same meanings when used in this Schedule.

     1. Following are the preliminary Quotas for Japan for calendar years 1996 through 2002:

             Year                        Annual Quota

             1996                             [*]

             1997                             [*]

             1998                             [*]

             1999                             [*]

             2000                             [*]

          After 2000                          [*]

     2. The Quotas set forth in paragraph 1 are expressed as the number of NeoPath Systems delivered to Nikon under this Agreement during the applicable Year, whether such NeoPath
Systems are purchased or leased by Nikon.

     3. Upon request of either Party prior to September 1 of any Year, the Parties will meet, in person or by conference telephone, to discuss in good faith whether, in light of the development of the market for Products in each Territory, the Quota applicable to such Territory should be changed (upwards or downwards) for subsequent years. However, Quotas previously agreed upon by the Parties shall remain in effect absent a written agreement by the Parties to the contrary.

[*] Confidential treatment requested

Nikon:                         NeoPath:

Nikon Corporation              NeoPath, Inc., a
                                 Washington corporation


By:/s/Hirofumi Togawa         By:/s/Volker R. Kettering
   ------------------            ----------------------
    Hirofumi Togawa               Volker R. Kettering
Title:                         Title:
Director                       Vice President, Sales